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                                                                  Exhibit (d)(1)

                              THE KENSINGTON FUNDS

                                  ON BEHALF OF

                        KENSINGTON STRATEGIC REALTY FUND

                          INVESTMENT ADVISORY AGREEMENT

     as restated December 9, 2005, effective commencing on April 1, 2003, between Kensington Investment Group, Inc. (the "Adviser") and The Kensington Funds (the "Trust") on behalf of Kensington Strategic Realty Fund (the "Fund").

     WHEREAS, the Trust is a Delaware statutory trust of the series type organized under a Declaration of Trust dated January 10, 2003 (the "Declaration") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Trust that offers one or more classes of its shares (each, a "Class"); and

     WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

     1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     2. INVESTMENT ADVISORY DUTIES. Subject to the supervision of the Trustees of the Trust, the Adviser will (a) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's prospectus and Statement of Additional Information included as part of the Trust's Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

     In performing its investment management services to the Fund hereunder, the Adviser will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding

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individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Fund's portfolio. The Adviser will determine what portion of the Fund's portfolio shall be invested in securities and other assets, and what portion if any, should be held uninvested.

     The Adviser further agrees that, in performing its duties hereunder, it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c) place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

(d) furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting the Fund's portfolio and shall, on the Adviser's own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(e) make available to the Trust's administrator (the "Administrator"), and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Administrator and the Trust in their compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

(f) immediately notify the Trust in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Trust's Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect;


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(g)  in making investment decisions for the Fund, use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

     3. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise specifically provided in this section 3, the Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Trust (including the Trust's share of payroll taxes), and the Adviser shall make available, without expense to the Fund, the service of its directors, officers and employees who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

     The Adviser shall not be required to pay any expenses of the Fund other than those specifically allocated to the Adviser in this section 3. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust's employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the Administrator for maintaining the Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering shares of the Fund for sale and fees related to notification and other filings required by states in which Fund shares are sold; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, Trustees and employees of the Trust who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or Trustees of the Trust who are officers, directors or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust with respect to matters concerning the Fund, or any committees thereof or advisers thereto.


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     4. COMPENSATION.

          (a) Total and Base Fees. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for the Fund to pay the Adviser a fee (the "Total Fee") composed of: (1) a base fee, accrued daily and paid monthly equal to a monthly rate based on an annual percentage rate of 1.50% of the Fund's daily net assets, averaged over the most recent month (the "Base Fee"); and (2) a performance adjustment to the Base Fee, as further discussed below (the "Performance Adjustment").

          (b) Performance Adjustment. Each month, before it is paid, the Base Fee is adjusted proportionately upward or downward based upon the investment performance of the Fund (the "Investment Performance") for the preceding twelve month performance period ending on the last day of the month for which a monthly payment of the Total Fee is calculated (the "Performance Period") relative to the investment record of the National Association of Real Estate Investment Trust Composite Index (the "Index"), over the Performance Period (the "Investment Record").

     (For purposes of this section 4, the Performance Period shall be deemed to include the Investment Performance of the Fund's predecessor investment series during the twelve months immediately prior to the original date of this Agreement.)

          (c) Calculation of Total Fee. Each month, if the Investment Performance matches the Investment Record over the Performance Period, the Fund will pay only the Base Fee to the Adviser.

     Each average month,(1) if the Investment Performance exceeds the Investment Record over the Performance Period, the Performance Adjustment will amount to 1/12th of 15% of the difference between the Investment Performance and the Investment Record over such period (rounded to the third decimal place) applied to the Fund's daily net assets averaged over the Performance Period. The Performance Adjustment reaches a maximum positive average monthly adjustment of 1/12th of 1.00% of the Fund's daily net assets averaged over the Performance Period if the Fund outperforms the Investment Record by 6.667 percentage points or more over the Performance Period. The Fund will then pay the Base Fee plus the positive Performance Adjustment to the Fund.

     Each average month, if the Investment Performance trails the Investment Record over the Performance Period, the negative Performance Adjustment will amount to 1/12th of 15% of the difference between the Investment Performance and the Investment Record over such period

----------
(1) As the Base Fee and the Performance Adjustment are accrued daily (and not monthly), actual rates vary monthly based upon the number of days in a particular month, but, on a monthly basis, are equal, on average, to 1/12th of an annual rate.


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(rounded to the third decimal place) applied to the Fund's daily net assets averaged over the Performance Period. The Performance Adjustment reaches a maximum negative average monthly adjustment of 1/12th of 1.00% of the Fund's daily net assets averaged over the Performance Period if the Fund underperforms the Investment Record by 6.667 percentage points or more over the Performance Period. The Fund will then pay the Base Fee minus the negative Performance Adjustment to the Fund.

     The following table illustrates the method used to calculate the Performance Adjustment and the corresponding Total Fee, expressed as a percentage of the Fund's annual average daily net assets at different levels of Investment Performance against the Investment Record, assuming that the average daily net assets of the Fund remain constant over the Performance Period. By virtue of using a "rolling" performance period and calculating the Base Fee and the Performance Adjustments on different asset bases, the Total Fee paid by the Fund generally will differ from the annualized rates shown below. The actual Total Fee paid by the Fund may be higher or lower depending on whether the net assets of the Fund increase or decrease over the Performance Period.

                                      ADJUSTMENT TO BASE
PERCENTAGE POINT DIFFERENCE BETWEEN          FEE
     INVESTMENT PERFORMANCE AND       (ON AN ANNUALIZED          TOTAL FEE
         INVESTMENT RECORD*                 BASIS)              (ANNUALIZED)
-----------------------------------   ------------------   ----------------------
           +6.667 and up                   +1.00%                   2.50%
                 +6                         +.90%                   2.40%
                 +5                         +.75%                   2.25%
                 +4                         +.60%                   2.10%
                 +3                         +.45%                   1.95%
                 +2                         +.30%                   1.80%
                 +1                         +.15%                   1.65%
                 0                             0           1.50% (i.e., Base Fee)
                 -1                         -.15%                   1.35%
                 -2                         -.30%                   1.20%
                 -3                         -.45%                   1.05%
                 -4                         -.60%                    .90%
                 -5                         -.75%                    .75%
                 -6                         -.90%                    .60%
          -6.667 and down                  -1.00%                   0.50%

*.   Measured over the Performance Period.


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     The Base Fee, as adjusted, is prorated in any month for which this
Agreement is not in effect for the entire month. It is accrued daily and paid monthly.

          (d) Investment Performance. The Investment Performance shall be calculated upon Class A shares (the "Measuring Class") in accordance with Rule 205-1(a) under the Advisers Act (i.e., the Investment Performance is equal to the sum of: (i) the change in net asset value per Measuring Class share during the Performance Period; (ii) the value of all cash distributions per Measuring Class share accumulated to the end of such Performance Period; and (iii) the value of capital gains taxes per Measuring Class share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period, expressed as a percentage of net asset value per Measuring Class share at the beginning of the Performance Period - for this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains are treated as reinvested in Measuring Class shares at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes).

          (e) Investment Record. The Investment Record shall be calculated in accordance with Rule 205-1(b) under the Advisers Act (i.e., the Investment Record shall be equal to the sum of: (i) the change in the level of the Index during the Performance Period; and (ii) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period).

          (f) The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund and of its Classes shall always be determined pursuant to the applicable provisions of the Declaration and the Registration Statement. If, pursuant to such provisions, the determination of net asset value of the Fund or a Class is suspended for any particular business day, then for the purposes of this section 4, the value of the net assets of the Fund or Class, as applicable, as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund or such Class may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund or a Class has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this section, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund or Class, as applicable, as last determined (whether during or prior to such month). If the Fund or Class determines the value of its net assets more than once on any day, then the last such


                                       -6-

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determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 4.

          (g) Since the Performance Adjustment to the Base Fee is based on the comparative performance of the Fund against the Index, the controlling factor is not whether the Investment Performance of the Fund is up or down, but whether it exceeds or lags the Investment Record of the Index. Accordingly, it is possible that the Fund could pay the maximum investment advisory fee even though the Fund had overall negative Investment Performance during the Performance Period if the Fund's performance significantly exceeds the record of the Index. In addition, the performance of the Fund in relation to the record of the Index is measured only for the relevant Performance Period, and does not take into account performance over longer or shorter periods of time.

     5. BOOKS AND RECORDS. The Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

     6. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, the Fund or to holders of the Fund's shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Adviser" shall include any officers, directors, employees or other affiliates of the Adviser performing services with respect to the Fund.

     7. SERVICES NOT EXCLUSIVE. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, including the Trust (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its


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obligations to the Fund hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Adviser provides any advice to its clients concerning the shares of the Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

     8. DURATION AND TERMINATION. This Agreement shall continue until April 1, 2004, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

     9. AMENDMENTS. Except to the extent permitted by applicable law, regulation or regulatory policy, no provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, except to the extent permitted by applicable law, regulation or regulatory policy, no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

     10. PROXIES. Unless the Trust gives written instructions to the contrary, the Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders.

     11. NAME RESERVATION. The Trust acknowledges and agrees that the Adviser has property rights relating to the use of the term "Kensington" and has permitted the use of such term by the Trust and the Fund. The Trust agrees that:
(i) it will use the term "Kensington" only as a component of the name of the Fund and any other series for which the Adviser serves as


                                       -8-

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investment adviser, and for no other purposes; (ii) it will not purport to grant to any third party any rights in such name; (iii) at the request of the Adviser, the Trust will take such action as may be required to provide its consent to use of the term by the Adviser, or any affiliate of the Adviser to whom the Adviser shall have granted the right to such use; and (iv) the Adviser may use or grant to others the right to use the term, or any abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. Upon termination of this Agreement, the Trust shall, upon request of the Adviser, cease to use the term "Kensington" as part of the name of the Fund or any series of the Trust or in any way not consented to by the Adviser. In the event of any request by the Adviser that use of the term "Kensington" shall cease, the Trust shall cause its officers, Trustees and stockholders to take any and all such actions which the Adviser may request to effect such request and to reconvey to the Adviser any and all rights to the term "Kensington."

     12. SHAREHOLDER LIST. The Trust grants to the Adviser the unconditional right to receive, at any time and at no cost to the Adviser, the list of the registration information pertaining to the shareholders of the Fund ("Shareholder List"). The Shareholder List shall be provided in a printed as well as an electronic format and shall include the name, last known address and number of shares held for each shareholder as of the date produced. In addition, the list shall include, where applicable, identification of beneficial ownership of shares held of record by depositories, custodians, brokers, or other institutional holders.

     13. MISCELLANEOUS.

     a. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

     b. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     c. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     d. Nothing herein shall be construed as constituting the Adviser as an agent of the Trust or the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first above written.

                                        THE KENSINGTON FUNDS

                                        ON BEHALF OF KENSINGTON STRATEGIC REALTY
                                        FUND


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        KENSINGTON INVESTMENT GROUP, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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